Exhibit 99.1

NORTHSTAR REALTY FINANCE

ANNOUNCES SECOND QUARTER 2014 RESULTS

Second Quarter 2014 Highlights

•                  Cash available for distribution (“CAD”) of $0.58 per share.

•                  Second quarter 2014 cash dividend of $0.50 per common share.

•                  Completed spin-off of asset management business into a separate publicly-traded company, NorthStar Asset Management Group Inc. (“NSAM”).

•                  Subsequent to the second quarter 2014, announced agreement to acquire $4 billion diversified healthcare REIT, Griffin-American Healthcare REIT II, Inc. (“Griffin-American”).

•                  Committed to $3.3 billion of investments year-to-date (excluding the agreement to acquire Griffin-American), including $2.8 billion in the second quarter.

•                  Closed $500 million revolving corporate credit facility.

•                  Raised total capital of $1.8 billion in the non-traded REIT business, including $479 million year-to-date, $208 million in the second quarter and $97 million in July 2014.

NEW YORK, NY, August 7, 2014 - NorthStar Realty Finance Corp. (NYSE: NRF) today announced its results for the second quarter 2014.

Second Quarter 2014 Results

NorthStar Realty reported CAD for the second quarter 2014 of $103.8 million, or $0.58 per share. Net loss to common stockholders for the second quarter 2014 was $(73.6) million, or $(0.42) per diluted share, compared with a net loss to common stockholders of $(12.6) million, or $(0.13) per diluted share for the second quarter 2013. Second quarter 2014 net loss includes $(52.7) million of non-cash fair value adjustments primarily related to an increase in the fair value of our consolidated CDO liabilities, compared to $(41.9) million of non-cash fair value adjustments for the second quarter 2013. These non-cash fair value adjustments are excluded from CAD.

For more information and a reconciliation of CAD to net income (loss) to common stockholders, please refer to the tables on the following pages.

David T. Hamamoto, chairman and chief executive officer, commented, “Following the spin-off of NSAM, NRF continues to deliver on value-enhancing transactions and initiatives for our shareholders.  Our differentiated investments span across commercial real estate and our owned real estate portfolio continues to grow through recent acquisitions in the healthcare, manufactured housing, hotel and net lease spaces, and represents approximately 75% of our assets, pro-forma for the Griffin acquisition.”

Mr. Hamamoto continued, “Our investment pipeline has also started to expand in Europe and we expect to close our first investment, an approximately $100 million, high-quality office building outside of London, later this month. We are enormously excited for the future of NRF and remain committed to exploring all alternatives for creating shareholder value.”

Investments

Healthcare Real Estate

During the second quarter 2014, NorthStar Realty acquired a $1.1 billion healthcare real estate portfolio comprised of over 8,500 beds, diversified across senior housing and skilled nursing facilities, which was financed with seven separate non-recourse mortgages in the aggregate amount of $648 million at a weighted average interest rate of LIBOR plus 3.91% and weighted average final maturity of five years.  NorthStar Realty expects to earn a weighted average initial current yield of approximately 12% on its $358 million of invested equity.

Subsequent to the second quarter 2014, NorthStar Realty announced a definitive merger agreement to acquire Griffin-American for $4 billion, including approximately $600 million of debt. The portfolio is comprised of predominantly medical office buildings (43%) and senior housing facilities (30%) in the United States and the United Kingdom and the acquisition price represents an approximate 6.4% cash cap rate based on our estimated 2015 NOI of $256 million. Transaction expenses, including the Griffin promote, are expected to add approximately $200 million of costs.

Manufactured Housing Real Estate

During the second quarter 2014, NorthStar Realty acquired four manufactured housing communities for $55 million.  NorthStar Realty expects to earn an initial current yield of approximately 12% on its invested equity, including additional financing anticipated to be obtained during the third quarter 2014.

Hotel Real Estate

During the second quarter 2014, NorthStar Realty acquired a $1.1 billion hotel portfolio consisting of 47 upscale extended stay hotels and premium branded select service hotels with approximately 6,100 rooms (the “Innkeepers Portfolio”). NorthStar Realty acquired the Innkeepers Portfolio through a joint venture with Chatham Lodging Trust (NYSE: CLDT) (“Chatham”) where NorthStar Realty contributed approximately $193 million of equity for an approximate 90% ownership interest and Chatham retained its existing 10% minority interest. The Innkeepers Portfolio continues to be managed by Island Hospitality.  NorthStar Realty expects to earn an initial current yield of approximately 18% on its invested equity.

Subsequent to the second quarter 2014, NorthStar Realty acquired a $273 million hotel portfolio consisting of 20 premium branded select service hotels with approximately 1,922 rooms located predominantly in Texas and California.  The properties are affiliated with Marriott, Hilton and Intercontinental and will be managed by Island Hospitality.  NorthStar Realty invested approximately $52 million of equity, representing an approximate 98% ownership interest, and expects to earn an initial current yield of approximately 18% on its invested equity.

Real Estate Loans

During the second quarter 2014, NorthStar Realty originated three commercial real estate loans with a $105 million aggregate principal amount and expects to generate a weighted average initial current yield on its invested equity of approximately 15%.

Strategic Investments

During the second quarter 2014, NorthStar Realty acquired a minority interest in Aerium Group (“Aerium”), a pan-European real estate investment manager specializing in commercial real estate properties and headquartered in Luxembourg with additional offices in London, Paris, Istanbul, Geneva, Düsseldorf and Bahrain, for €50 million ($69 million).  As of June 30, 2014, Aerium managed approximately €6.1 billion of real estate assets across 12 countries and employed over 180 professionals, some of whom provide services to NSAM.

During and subsequent to the second quarter 2014, NorthStar Realty invested $108 million to acquire limited partnership interests in 25 real estate private equity funds with an initial aggregate reported net asset value of $120 million. NorthStar Realty expects to earn a weighted average initial current yield of approximately 16% on its invested equity.

Investment Portfolio

NorthStar Realty’s assets, including assets of deconsolidated loan CDOs, totaled approximately $14.2 billion as of June 30, 2014, including investments that NorthStar Realty acquired or entered into an agreement to acquire subsequent to the second quarter 2014.

For additional details regarding NorthStar Realty and its investments, please refer to the corporate presentation that will be posted on NorthStar Realty’s website, www.nrfc.com.

Non-traded REITs

NorthStar Realty’s originally sponsored non-traded REITs raised $479 million year-to-date, $208 million in the second quarter and $97 million in July 2014.

During the second quarter 2014, NorthStar Realty earned $13.1 million of fees from its management of the sponsored non-traded REITs.  In addition, during the second quarter 2014, NorthStar Realty received collateral management and other fees from its CDOs of $2.4 million.

Liquidity, Financing and Capital Markets Highlights

In April 2014, NorthStar Realty issued 2.8 million shares of common stock, after giving effect to the one-for-two reverse split, in connection with the exchange of $54 million principal amount of 5.375% notes.

In May 2014, NorthStar Realty issued 17.3 million shares of its common stock, including the over-allotment option shares, after giving effect to the one-for-two reverse split, at a public offering price of $30.90 per share and received net proceeds of $519 million.

In May 2014, NorthStar Realty issued 10 million shares of its new 8.75% Series E Preferred Stock at a par value of $25 per share and received net proceeds of $242 million.

Subsequent to the second quarter 2014, NorthStar Realty issued 8.7 million shares of common stock in connection with the exchange of $78 million principal amount of 5.375% notes and issued 0.5 million shares of common stock in connection with the exchange of $2.8 million principal amount of 8.875% notes.

Subsequent to the second quarter 2014, NorthStar Realty entered into a $500 million revolving corporate credit facility with Deutsche Bank Securities Inc. as the sole lead arranger and sole bookrunner and certain other commercial bank lenders (the “Revolving Credit Facility”).  The Revolving Credit Facility has a three year term and an interest rate of LIBOR plus 3.50%.

As of August 5, 2014, unrestricted cash was approximately $282 million and no amounts were drawn on the Revolving Credit Facility.

Portfolio Management

As of June 30, 2014, NorthStar Realty did not have any loans on non-performing status (“NPL”).  NorthStar Realty categorizes a loan as a NPL if it is in maturity default and/or is past due 90 days on its contractual debt service payments.

As of June 30, 2014, NorthStar Realty’s healthcare portfolio that was leased to third-party operators was 97% leased with weighted average lease coverage of 1.6x and a 9.1 year weighted average remaining lease term, pro-forma for the acquisition of Griffin-American.  As of June 30, 2014, NorthStar Realty’s portfolio of manufactured housing communities were 87% occupied.  As of June 30, 2014, NorthStar Realty’s net lease portfolio was 99% leased with a 8.4 year weighted average remaining lease term, including the $406 million industrial portfolio NorthStar Realty entered into an agreement to acquire during the first quarter 2014.  For additional details regarding NorthStar Realty’s real estate portfolio, please refer to the tables on the following pages.

During the second quarter 2014, NorthStar Realty deconsolidated N-Star CDO III.

Stockholders’ Equity

As of June 30, 2014, NorthStar Realty had 190 million total common shares, deferred LTIP units and RSUs not subject to performance hurdles, outstanding.  Subsequent to the second quarter 2014, NorthStar Realty exchanged or received exchange notices for $81 million principal amount of 5.375% and 8.875% notes and issued an aggregate of 9 million shares of common stock. As of August 5, 2014, NorthStar Realty had 199 million total common shares, deferred LTIP units and RSUs not subject to performance hurdles, outstanding.  As of August 5, 2014, NorthStar Realty had an aggregate $77 million principal amount of 5.375% and 8.875% exchangeable notes remaining and if all these notes were exchanged, this would result in the issuance of an additional 9 million shares of common stock.

Common Dividend Announcement

On August 6, 2014, NorthStar Realty announced that its Board of Directors declared a cash dividend of $0.50 per share of common stock, payable with respect to the quarter ended June 30, 2014.  The dividend is expected to be paid on August 22,

2014 to shareholders of record as of the close of business on August 18, 2014. The Company’s common shares will begin trading ex-dividend on August 14, 2014.  Following the completion of the spin-off of NSAM as of July 1, 2014, NorthStar Realty expects to pay a quarterly dividend of $0.40 per share of common stock for each of the quarters ending September 30, 2014 and December 31, 2014.

Earnings Conference Call

NorthStar Realty will hold a conference call to discuss second quarter 2014 financial results on August 7, 2014, at 9:00 a.m. Eastern time.  Hosting the call will be David Hamamoto, chairman and chief executive officer; Albert Tylis, president; Daniel Gilbert, chief investment and operating officer; and Debra Hess, chief financial officer.

The call will be webcast live over the Internet from NorthStar Realty’s website, www.nrfc.com, and will be archived on the Company’s website.  The call can also be accessed live over the phone by dialing 888-427-9419, or for international callers, by dialing 719-325-2464.

A replay of the call will be available two hours after the call through Thursday, August 14, 2014 by dialing 888-203-1112 or, for international callers, 719-457-0820, using pass code 9583325.

About NorthStar Realty Finance Corp.

NorthStar Realty Finance Corp. is a diversified commercial real estate investment company that is organized as a REIT.  NorthStar Realty is managed by an affiliate of NorthStar Asset Management Group Inc. (NYSE: NSAM), a global asset management firm. For more information about NorthStar Realty Finance Corp., please visit www.nrfc.com.

NorthStar Realty Finance Corp.

Consolidated Statements of Operations (Unaudited)

($ in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net interest income
Interest income	$75,867	$73,148	$154,546	$143,483
Interest expense on debt and securities	3,106	11,588	6,389	22,985
Net interest income on debt and securities	72,761	61,560	148,157	120,498

Other revenues
Rental and escalation income	78,776	64,253	147,201	102,189
Resident fee and hotel income	37,586	—	37,586	—
Other revenue	2,995	961	5,479	1,306
Total other revenues	119,357	65,214	190,266	103,495
Expenses
Other interest expense	44,880	34,344	83,913	60,124
Real estate properties — operating expenses	51,671	18,069	73,629	26,734
Other expenses	154	1,423	930	2,659
Transaction costs	31,650	6,750	39,760	10,503
Provision for loan losses, net	833	—	2,719	2,336
General and administrative expenses
Salaries expense	17,392	6,075	20,720	12,894
Equity-based compensation	7,879	1,970	11,784	6,688
Other general and administrative expenses	3,580	4,341	8,102	7,863
Total general and administrative expenses	28,851	12,386	40,606	27,445
Depreciation and amortization	33,672	21,526	60,721	36,231
Total expenses	191,711	94,498	302,278	166,032
Income (loss) from operations	407	32,276	36,145	57,961
Equity in earnings (losses) of unconsolidated ventures	31,380	15,119	63,172	23,432
Unrealized gain (loss) on investments and other	(56,605)	(57,834)	(198,945)	(45,978)
Realized gain (loss) on investments and other	(320)	12,133	(45,832)	17,944
Gain (loss) from deconsolidation of N-Star CDOs	(34,778)	—	(31,423)	—
Income (loss) from continuing operations	(59,916)	1,694	(176,883)	53,359
Income (loss) from discontinued operations(1)	(572)	(2,240)	(6,711)	(4,209)
Net income (loss)	(60,488)	(546)	(183,594)	49,150
Net (income) loss attributable to non-controlling interests	2,512	913	6,248	(820)
Preferred stock dividends	(15,590)	(12,993)	(31,181)	(24,334)
Net income (loss) attributable to NorthStar Realty Finance Corp. common stockholders	$(73,566)	$(12,626)	$(208,527)	$23,996

Earnings (loss) per share:(2)
Basic	$(0.42)	$(0.13)	$(1.25)	$0.26
Diluted	$(0.42)	$(0.13)	$(1.25)	$0.26

Weighted average number of shares:(2)
Basic	174,180,959	99,424,114	167,385,527	93,911,477
Diluted	178,190,300	104,318,411	171,531,801	100,108,570

Dividends declared per share of common stock(2)	$0.50	$0.40	$1.00	$0.78

(1)   The three months ended June 30, 2014 and 2013 include $8.0 million and $2.2 million, respectively, of equity-based compensation included in discontinued operations.  The six months ended June 30, 2014 and 2013 include $13.7 million and $3.5 million, respectively, of equity-based compensation included in discontinued operations.

(2)   Adjusted for the one-for-two reverse stock split completed on June 30, 2014.

NorthStar Realty Finance Corp.

Consolidated Balance Sheets

($ in thousands, except share data)

	June 30,
	2014	December 31,
	(Unaudited)	2013
Assets
Cash and cash equivalents	$452,149	$635,990
Restricted cash	265,160	166,487
Operating real estate, net	4,276,135	2,370,183
Real estate debt investments, net	1,236,221	1,031,078
Investments in private equity funds, at fair value	550,141	586,018
Investments in and advances to unconsolidated ventures	208,434	142,340
Real estate securities, available for sale	956,628	1,052,320
Receivables	45,918	59,895
Receivables, related parties	1,997	25,262
Unbilled rent receivable	16,303	15,006
Derivative assets, at fair value	2,068	3,469
Deferred costs and intangible assets, net	154,180	96,886
Assets of properties held for sale	51,809	30,063
Other assets	151,703	145,053
Total assets(1)	$8,368,846	$6,360,050
Liabilities
Mortgage and other notes payable	$3,606,585	$2,113,334
CDO bonds payable, at fair value	399,772	384,183
Securitization bonds payable	82,372	82,340
Credit facilities	101,168	70,038
Senior notes	481,118	—
Exchangeable senior notes	151,750	490,973
Junior subordinated notes, at fair value	221,445	201,203
Accounts payable and accrued expenses	113,404	74,547
Escrow deposits payable	109,049	90,929
Derivative liabilities, at fair value	23,807	52,204
Liabilities of properties held for sale	28,962	28,962
Other liabilities	92,188	73,874
Total liabilities(2)	5,411,620	3,662,587
Commitments and contingencies
Equity
NorthStar Realty Finance Corp. Stockholders’ Equity
Preferred stock, $986,640 and $736,640 aggregate liquidation preference as of June 30, 2014 and December 31, 2013, respectively	939,166	697,352
Common stock, $0.01 par value, 500,000,000 shares authorized, 188,596,952 and 154,403,414 shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively(3)	1,886	1,544
Additional paid-in capital	2,939,195	2,649,450
Retained earnings (accumulated deficit)	(1,067,970)	(685,936)
Accumulated other comprehensive income (loss)	40,985	(4,334)
Total NorthStar Realty Finance Corp. stockholders’ equity	2,853,262	2,658,076
Non-controlling interests	103,964	39,387
Total equity	2,957,226	2,697,463
Total liabilities and equity	$8,368,846	$6,360,050

(1) Assets of consolidated VIEs included in the total assets above:

Restricted cash	$11,795	$24,411
Operating real estate, net	4,895	4,945
Real estate debt investments, net	25,942	44,298
Real estate securities, available for sale	481,267	644,015
Receivables	2,563	4,476
Other assets	566	269
Total assets of consolidated VIEs	$527,028	$722,414

(2) Liabilities of consolidated VIEs included in the total liabilities above:

CDO bonds payable	$399,772	$384,183
Accounts payable and accrued expenses	1,655	2,686
Derivative liabilities, at fair value	23,553	52,204
Other liabilities	2,411	2,993
Total liabilities of consolidated VIEs	$427,391	$442,066

(3)  Adjusted for the one-for-two reverse stock split completed on June 30, 2014.

Non-GAAP Financial Measure

Included in this press release is Cash Available for Distribution, or CAD, a certain “non-GAAP financial measure”, which measures NorthStar Realty’s historical or future financial performance that is different from measures calculated and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, within the meaning of the applicable Securities and Exchange Commission, or SEC, rules.  NorthStar Realty believes this metric can be a useful measure of its performance which is further defined below.

Cash Available for Distribution (CAD)

We believe that CAD provides investors and management with a meaningful indicator of operating performance. Management also uses CAD, among other measures, to evaluate profitability. We also believe that CAD is useful because it adjusts for a variety of non-cash items (such as depreciation and amortization, equity-based compensation, realized gain (loss) on investments, provision for loan losses, net and non-cash interest income and expense items). Furthermore, CAD adjusts N-Star CDO bond discounts to record such investments on an effective yield basis over the expected weighted average life of the investment.  CAD may fluctuate from period to period based upon a variety of factors, including, but not limited to, the timing and amount of investments, repayments and asset sales, capital raised, use of leverage, changes in the expected yield of investments and the overall conditions in commercial real estate and the economy generally. Management also believes that quarterly distributions are principally based on operating performance and our board of directors includes CAD as one of several metrics it reviews to determine quarterly distributions to stockholders.

We calculate CAD by subtracting from or adding to net income (loss) attributable to common stockholders, non-controlling interests attributable to the Operating Partnership and the following items: depreciation and amortization items including depreciation and amortization, straight-line rental income or expense, amortization of above/below market leases, amortization of deferred financing costs, amortization of discount on financings and other and equity-based compensation; cash flow related to N-Star CDO equity interests; accretion of unconsolidated N-Star CDO bond discounts; non-cash net interest income in consolidated N-Star CDOs; unrealized gain (loss) from the change in fair value; realized gain (loss) on investments and other, excluding accelerated amortization related to sales of CDO bonds or other investments; provision for loan losses, net; impairment on depreciable property; acquisition gains or losses; distributions to joint venture partners; transaction costs; foreign currency gains (losses); impairment on goodwill and other intangible assets; gains (losses) on sales; and one-time events pursuant to changes in U.S. GAAP and certain other non-recurring items.  For example, CAD has been adjusted to exclude non-recurring gain (loss) from deconsolidation of certain N-Star CDOs.  These items, if applicable, include any adjustments for unconsolidated ventures.

CAD should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance.  In addition, our methodology for calculating CAD may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.

NorthStar Realty urges investors to carefully review the U.S. GAAP financial information included as part of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and quarterly earnings releases.

The following table presents a reconciliation of CAD to net income (loss) attributable to common stockholders for the three and six months ended June 30, 2014 (dollars in thousands):

Reconciliation of Cash Available for Distribution

(Amount in thousands except per share data)

	Three Months Ended	Six Months Ended
	June 30, 2014	June 30, 2014

Net income (loss) attributable to common stockholders	$(73,566)	$(208,527)
Non-controlling interests attributable to the Operating Partnership	(1,700)	(5,296)
(Gain) loss from deconsolidation of N-Star CDOs	34,778	31,423
Subtotal	(40,488)	(182,400)

Adjustments:
Depreciation and amortization items(1)	55,436	97,185
N-Star CDO bond discounts(2)	2,323	6,780
Non-cash net interest income in consolidated N-Star CDOs	(6,680)	(14,722)
Unrealized (gain) loss from fair value adjustments / Provision for loan losses, net	53,481	190,970
Realized (gain) loss on investments(3)	6,787	52,299
Distributions to joint venture partners	(1,492)	(2,166)
Other (4)	34,475	47,350

CAD	$103,842	$195,296

CAD per share (5)	$0.58	$1.13

(1)         The three months ended June 30, 2014 includes depreciation and amortization of $34.2 million including $0.5 million related to unconsolidated ventures, straight-line rental income of $(1.2) million, amortization of above/below market leases of $(0.2) million, amortization of deferred financing costs of $3.9 million, amortization of discount on financings and other of $2.8 million and amortization of equity based compensation of $15.9 million. The six months ended June 30, 2014 includes depreciation and amortization of $61.7 million including $1.0 million related to unconsolidated ventures, straight-line rental income of $(1.5) million, amortization of above/below market leases of $(0.4) million, amortization of deferred financing costs of $5.6 million, amortization of discount on financings and other of $6.3 million and amortization of equity based compensation of $25.5 million.

(2)         For CAD, realized discounts on CDO bonds are accreted on an effective yield basis based on expected maturity. For CDOs that were deconsolidated, CDO bond accretion is included in net income attributable to common stockholders from the date of deconsolidation.

(3)         The three and six months ended June 30, 2014 includes $6.8 million and $44.7 million, respectively, of non-cash loss from extinguishment and exchange of debt.

(4)         The three months ended June 30, 2014 includes transaction costs in connection with real estate related acquisitions of $31.7 million and $2.8 million of cash flow related to N-Star CDO equity interests.  The six months ended June 30, 2014 includes transaction costs in connection with real estate related acquisitions of $39.8 million and $7.6 million of cash flow related to N-Star CDO equity interests.

(5)         CAD per share does not take into account any potential dilution from our exchangeable notes or restricted stock units subject to performance metrics not currently achieved.

NorthStar Assets as of June 30, 2014

($ in thousands)

	Amount (1)(2)%

Real Estate
Healthcare	$5,576,040	39.3%
Manufactured housing communities	1,543,419	10.9%
Hotel	1,308,048	9.2%
Private equity fund investments	845,452	6.0%
Net lease	781,386	5.5%
Multifamily	370,438	2.6%
Investments in unconsolidated ventures(3)	155,802	1.1%
Total real estate	10,580,585	74.6%

CRE Debt
First mortgage loans	538,762	3.8%
Mezzanine loans	155,840	1.1%
Subordinate interests	302,728	2.1%
Term loans	230,343	1.6%
Subtotal	1,227,673	8.6%
CRE Debt of N-Star CDOs	41,310	0.3%
Other(4)	37,431	0.3%
Total CRE debt	1,306,414	9.2%

CRE Securities
N-Star CDO bonds (5)	610,575	4.3%
N-Star CDO equity	152,284	1.1%
CMBS and other securities	109,411	0.8%
Total CRE securities	872,270	6.2%

Subtotal	12,759,269	90.0%
Assets Underlying Deconsolidated CRE Debt CDOs (6)	1,423,387	10.0%
Grand total	$14,182,656	100.0%

(1)  Based on cost for real estate investments which includes net purchase price allocation related to net intangibles and other assets and liabilities, fair value for our investments in joint ventures owning limited partnership interests in real estate private equity funds, or PE Investments, and includes the deferred purchase price for PE Investment II, principal amount for our CRE debt and securities investments and fair value for N-Star CDO equity.

(2)  Pro forma for the acquisition of Griffin-American and includes a $273 million hotel portfolio acquired in August 2014, a commitment to purchase a $406 million industrial portfolio and limited partnership interests in three private equity funds purchased through a joint venture acquired in July 2014.

(3)  Represents our investments in RXR Realty LLC and Aerium Group.

(4)  Primarily relates to certain CRE debt investments accounted for as joint ventures.

(5)  Includes an aggregate $88 million principal amount of N-Star CDO bonds related to CRE securities CDOs that are eliminated in consolidation.

(6)  Includes assets of deconsolidated collateralized debt obligations, or CDOs, referred to as N-Star CDOs.  Based on the respective remittance report issued on date nearest to June 30, 2014.  This amount excludes $678 million of aggregate N-Star CDO equity and N-Star CDO bonds included in CRE securities.

2014 Investments Year-to-Date Through August 6, 2014

($ in millions)

NorthStar Balance Sheet Investments	Assets	Invested Equity	Expected Current Yield(1)

Real estate portfolio	$2,850	$808	14%
CRE loans	231	220	16%
Opportunistic	204	188	14%

Total / weighted average	$3,285	$1,216	14%

NSAM non-traded REITs	$735	$433

Total Investments	$4,020	$1,649

(1) Management provides no assurances that the weighted average life or cash flows of investments will be consistent with management’s expectations or that the CDO bonds, originated loans or other investments, will payoff at par, if at all. Actual results could differ materially from those presented.

Balance Sheet Holdings of NorthStar Realty CDO Bonds (1)

As of August 6, 2014

($ in thousands)

Principal
Amount (2)
Based on original credit rating:
AAA	$63,472
AA through BBB	386,656
Below investment grade	160,447
Total	$610,575

Weighted average original credit rating of repurchased CDO bonds	A / A2
Weighted average purchase price of repurchased CDO bonds	33%

(1)  Unencumbered N-Star CDO bonds are owned by NorthStar Realty. $88 million of these N-Star CDO bonds and the corresponding liability of the respective CDO are eliminated on NorthStar’s consolidated financial statements.

(2)  Represents the maximum amount of principal proceeds that could be received.  There is no assurance NorthStar Realty will receive the maximum amount of principal proceeds.

Healthcare Real Estate by Property Type (1)

As of June 30, 2014

Type (2)%
SNF	29.5%
MOB	28.6%
ALF-NNN	20.8%
ALF-RIDEA	15.7%
Hospital	5.4%

Total	100.0%

(1)  Based on contractual lease rents for net lease properties and NOI for RIDEA properties. Includes the $4 billion Griffin-American portfolio.

(2)  Assisted living facility (ALF), skilled nursing facility (SNF) and medical office building (MOB).

Healthcare Real Estate Portfolio (1)

As of June 30, 2014

($ in millions)

Total Portfolio

Number of properties	462
Number of units/beds (2)	24,154

NOI (3)	$382

(1) Includes the $4 billion Griffin-American portfolio.

(2) Represents number of units for ALF/ILF property types and number of beds for SNF property types.

(3) Projected 2015 NOI including the $4 billion Griffin-American portfolio.

Manufactured Housing Communities Portfolio

As of June 30, 2014

($ in millions)

Total Portfolio

Number of communities	123
Number of pad rental sites	29,038

NOI(1)	$107

NOI related to:
Pad rental sites	89%
Other	11%

WA occupancy	87%

(1)         NOI represents trailing twelve month actual net operating income for communities owned by NorthStar Realty for a period greater than twelve months and annualized actual net operating income from acquisition date through June 30, 2014 for communities owned by NorthStar Realty for less than twelve months.  Also includes rent from pad sites and homes and interest from seller financing.

Manufactured Housing Communities Portfolio Net Operating Income by Location

As of June 30, 2014

State	%
Colorado	30.4%
Utah (Salt Lake City)	19.1%
Florida	18.7%
Texas	10.4%
Wyoming	5.4%
New York	5.3%
Kansas	4.8%
Missouri	1.9%
Illinois	1.6%
Arizona	1.2%
Michigan	0.8%
Arkansas	0.4%
Total	100.0%

Hotels

As of June 30, 2014

($ in millions)

Total Portfolio

Number of hotels	67
Number of rooms	8,022

NOI(1)	$94

(1)         Represents trailing twelve month net operating income.

Hotels by Geographic Location (1)

As of June 30, 2014

Region	%
West	25.2%
Northeast	22.8%
Southwest	22.2%
Southeast	18.0%
Mid-Atlantic	6.9%
Midwest	4.9%
Total	100.0%

(1)         Based on number of rooms.

Hotels by Brand (1)

As of June 30, 2014

Region	%
Marriot	64.9%
Hilton	15.6%
Hyatt	7.9%
Starwood	7.2%
Intercontinental	4.4%
Total	100.0%

(1)         Based on number of rooms.

Office, Retail and Industrial Real Estate

As of June 30, 2014

($ in millions)

Total Portfolio

Number of properties	64
Square feet	8,828,793

NOI(1)	$62
WA remaining lease term (in years)	8.4

(1)         NOI represents contractual rent less operating expenses annualized based on second quarter 2014 amounts.

Office, Retail and Industrial Real Estate by Geographic Location (1)

As of June 30, 2014

Region	%
West	32.4%
Midwest	31.0%
Southeast	17.5%
Northeast	7.8%
Mid - Atlantic	6.7%
Southwest	4.6%
Total	100.0%

(1)         Based on cost basis.

PE Investments (1)

($ in millions)

Aggregate / Weighted Average PE Investments

Number of funds	85
Number of general partners	47
Initial NAV	$1,825
Closing NAV as a percentage of net cost (2)	72%
Reported annual NAV growth (3)	16%
Underlying assets, at cost	$52,200
Implied leverage (4)	41%
Expected remaining future capital contributions (5)	$25

(1)         Based on financial data reported by the underlying funds as of March 31, 2014, except as otherwise noted.

(2)         Net cost represents total funded capital less distributions received.

(3)         The reported NAV growth is measured from the agreed upon reported NAV at date of acquisition, or Initial NAV.

The reported NAV growth for PE Investments owned for less than twelve months is annualized based on actual reported income from the Initial NAV through March 31, 2014.

(4)         Represents implied leverage for funds with investment-level financing, calculated as debt divided by assets at fair value.

(5)         Represents the estimated amount of expected future capital contributions to funds as of June 30, 2014.

Aggregate PE Investments
Three months ended June 30, 2014
Our Proportionate Share of PE Investments

Income	$29
Return of capital	33
Total distributions (1)	62

Contributions	3
Net	$59

(1)         Net of a $3 million reserve for taxes in the aggregate for all PE Investments.

Aggregate PE Investments
From initial closing date through June 30, 2014 (1)
Our Proportionate Share of PE Investments

Income	$140
Return of capital	211
Total distributions (2)	351

Contributions	38
Net	$313

(1)         Represents activity from the respective initial closing date through June 30, 2014.

(2)         Net of a $12 million reserve for taxes in the aggregate for all PE Investments.

PE Investments by Underlying Investment Type (1)

As of March 31, 2014

Type	%
Office	20.9%
Multifamily	18.3%
Lodging	13.5%
Residential/Condo	8.6%
Retail	7.0%
Cash	6.7%
Land	6.2%
Debt	4.9%
Industrial	3.9%
Financial Services	3.4%
Operating Companies	2.3%
Healthcare	2.2%
Other	2.1%

Total	100.0%

(1)         Based on most recently available individual fund financial statements.

PE Investments by Underlying Geographic Location (1)

As of March 31, 2014

Region	%
West	21.1%
Primarily Various U.S.	17.3%
Northeast	12.3%
Europe	10.9%
Southeast	10.9%
Midwest	8.9%
Mid-Atlantic	7.2%
Cash	6.7%
Asia	4.7%

Total	100.0%

(1)         Based on most recently available individual fund financial statements.

CDOs primarily backed by CRE Debt

($ in thousands)

	Deconsolidated CDOs
	N-Star IV	N-Star VI	N-Star VIII	CapLease		CSE
	Jun-05	Mar-06	Dec-06	Aug-11		Jul-10		Total
Issue/Acquisition Date
Balance sheet as of June 30, 2014 (1)
Assets, principal amount	$285,797	$367,365	$860,517	$138,798		$724,201		$2,376,678
CDO bonds, principal amount (2)	172,447	297,561	675,217	124,715		652,681		1,922,621
Net assets	$113,350	$69,804	$185,300	$14,083		$71,520		$454,057
CDO quarterly cash distributions and coverage tests (3)

Equity notes and subordinate bonds	$715	$1,050	$2,894	$722		$3,764		$9,145
Collateral management and other fees	199	348	755	68		333		1,703

Interest coverage cushion (1)	695	2,780	3,728	389		4,567

Overcollateralization cushion (1)	56,355	34,183	109,903	9,653		86,509
At offering	19,808	17,412	42,193	5,987	(4)	(151,595	)(5)

(1)         Based on remittance report issued on date nearest to June 30, 2014.

(2)         Includes all outstanding CDO bonds payable to third parties and all CDO bonds owned by NorthStar.

(3)         Interest coverage and overcollateralization coverage to the most constrained class.

(4)         Based on trustee report as of August 31, 2011, closest to the date of acquisition.

(5)         Based on trustee report as of June 24, 2010, closest to the date of acquisition.

CDOs primarily backed by CRE Securities

($ in thousands)

	Consolidated CDOs
	N-Star I	N-Star IX
	Aug-03	Feb-07	Total
Issue/Acquisition Date
Balance sheet as of June 30, 2014 (1)
Assets, principal amount	$62,899	$890,506	$953,405
CDO bonds, principal amount (2)	62,633	665,086	727,719
Net assets	$266	$225,420	$225,686
CDO quarterly cash distributions and coverage tests (3)

Equity notes and subordinate bonds	$—	$2,060	$2,060
Collateral management and other fees	20	664	684

Interest coverage cushion (1)	NEG	2,869

Overcollateralization cushion (1)	NEG	4,303
At offering	8,687	24,516

(1)         Based on remittance report issued on date nearest to June 30, 2014.

(2)         Includes all outstanding CDO bonds payable to third parties and all CDO bonds owned by NorthStar.

(3)         Interest coverage and overcollateralization coverage to the most constrained class.

Safe Harbor Statement

This press release contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. Forward looking statements are generally identifiable by use of forward looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “hypothetical,” “continue,” “future” or other similar words or expressions. Forward looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward looking information. Such statements include, but are not limited to, adverse economic conditions and the impact on the commercial real estate industry; access to debt and equity capital and our liquidity; our use of leverage; our ability to obtain mortgage financing on our real estate portfolio; the affect of economic conditions on the valuations of our investments; the resulting effects of becoming an externally managed company, including the payment of substantial fees to our manager, the allocation of investments by our manager among us and our manager’s other managed companies, and various conflicts of interest in our relationship with NSAM; the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive merger agreement with GAHR II; the inability to complete the merger or failure to satisfy other conditions to completion of the merger with GAHR II; the inability to complete the merger within the expected time period or at all, including due to the failure to obtain the GAHR II stockholder approval, the approval of our stockholders or the failure to satisfy other conditions to completion of the merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the merger; risks related to disruption of management’s attention from the ongoing business operations due to the proposed merger; the effect of the announcement of the proposed merger on our or GAHR II’s relationships with their respective customers, tenants, lenders, operating results and businesses generally; the scalability of our investment platform, in particular, the healthcare real estate portfolio; the performance of GAHR II’s portfolio and our healthcare real estate portfolio generally; the projected net operating income of our portfolio and GAHR II’s portfolio and associated cap rate, including the ability to achieve the growth, obtain the lease payments and step ups in contractual lease payments, and maintain dividend payments, at current or anticipated levels, or at all; our ability to finance the merger with GAHR II; our ability to close on our recent commitments to acquire real estate investments and engage in joint venture transactions on the terms contemplated or at all; the timing and amount of borrowings under our revolving credit facility; our ability to comply with the various affirmative and negative covenants, including the financial covenants, required by our revolving credit facility; the anticipated strength and growth of our business; our liquidity and financial flexibility; the availability of, and ability to consummate investment opportunities funded by, borrowings from our revolving credit facility; our ability to realize the benefits of our relationship with Aerium, including our ability to source and consummate investment opportunities internationally; our ability to source and close on attractive investment opportunities, both domestically and internationally; whether we will realize any potential upside in our limited partnership interest in real estate private equity funds or any appreciation above our original cost basis of our real estate portfolio; performance of our investments relative to our expectations and the impact on our actual return on invested equity, as well as the cash generated from these investments and available for distribution; whether we will produce higher CAD per share in the coming quarters, or ever; the impact of economic conditions on the borrowers of the commercial real estate debt we originate and acquire the commercial mortgage loans underlying the commercial mortgage backed securities in which we invest, as well as on the tenants/operators of our real property that we own; our ability to realize the value of the bonds we have purchased and retained in our CDO financing transactions and other securitized financing transactions and our ability to complete securitized financing transactions on terms that are acceptable to us, or at all; our ability to meet various coverage tests with respect to our CDOs; our ability to realize current and expected return over the life of our investments; any failure in our due diligence to identify all relevant facts in our underwriting process or otherwise; credit rating downgrades; tenant/operator or borrower defaults or bankruptcy; illiquidity of properties in our portfolio; our ability to manage our costs in line with our expectations and the impact on our cash available for distribution; environmental compliance costs and liabilities; effect of regulatory actions, litigation and contractual claims against us and our affiliates, including the potential settlement and litigation of such claims; competition for investment opportunities; regulatory requirements with respect to our business and the related cost of compliance; changes in laws or regulations governing various aspects of our business; the loss of our exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended; competition for qualified personnel and our ability to retain key personnel; the effectiveness of our portfolio management systems; failure to maintain effective internal controls; compliance with the rules governing real estate investment trusts; and the factors described in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 under the heading “Risk Factors.”

The foregoing list of factors is not exhaustive. All forward looking statements included in this press release are based upon information available to us on the date hereof and we are under no duty to update any of the forward looking statements after the date of this report to conform these statements to actual results.

Factors that could have a material adverse effect on our operations and future prospects are set forth in “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The factors set forth in the Risk Factors section and otherwise described in our filings with United States Securities and Exchange Commission could cause our actual results to differ significantly from those contained in any forward looking statement contained in this press release.

Contact:

Investor Relations

Joe Calabrese

(212) 827-3772